COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA--U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the board of directors of THINWEB SOFTWARE INCORPORATED dated May 20, 1999 is expressed in accordance with the Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Halifax, Canada                       PRICEWATERHOUSECOOPERS LLP
May 20, 1999                          Certified Accountants





ThinWeb Software Incorporated
(A Development Stage Company)

Financial Statements

December 31, 1998
(Information as at March 31, 1999 and the three months ended March 31, 1999 is unaudited)
(expressed in U.S. dollars)







Report of Independent Accountants

To the Board of Directors of
ThinWeb Software Incorporated

We have audited the balance sheet of ThinWeb Software Incorporated as of December 31, 1998 and the statements of operations and deficit and cash flows for the period from April 22, 1998 to December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as of December 31, 1998 and the results of its operations and its cash flows for the period then ended in accordance with generally accepted accounting principles in Canada.



                                    PRICEWATERHOUSECOOPERS LLP
Halifax, Canada
May 20, 1999			                 				Chartered Accountants



ThinWeb Software Incorporated
(A Development Stage Company)
Balance Sheet
As of December 31, 1998

(expressedin US dollars)

                                                March 31     December 31
                                                    1999            1998
                                             (unaudited)

                                                 $             $

	Assets

	Current assets
	Cash (note 3)			                                 253,375			     31,566
	Subscriptions receivable			                      267,961			         --
	Investment tax credits receivable (note 4)			     66,838			     65,908
	Other			                                          13,881			      5,784
							                                           -------       -------
		                                                602,055	    		103,258

	Capital assets (notes 4 and 5)			                 15,314	     		10,895
	Trademarks			                                        563        			555
						                                             ------        ------
                                                		617,932      	114,708
		                                                --------     -------
	Liabilities

	Current liabilities
	Accounts payable and accrued liabilities       			97,280		     	21,470
	Accrued salaries			                               99,344		     	89,657
	Current portion of long-term debt (note 7)		      	2,998	      		2,957
	Loan payable 			                                  66,260     			65,338
	Amounts due to shareholders			                    21,484			     21,484
							                                            ------        ------
                                              				287,366    			200,906

	Long-term debt (note 7)                        			13,153     			13,754
							                                           -------       -------
				                                              300,519     		214,660
							                                           -------       -------
	Shareholders' Equity

	Capital stock (note 8)			                        519,065			          1
	Foreign currency translation adjustments			         (474)			       343
	Deficit accumulated during the development
               stage		                          	(201,178)		  	(100,296)
							                                          --------       --------
                                              				317,413		    	(99,952)
							                                           -------        ------
                                              				617,932	    		114,708
                                                  -------       -------

ThinWeb Software Incorporated
(A Development Stage Company)
Statement of Operations and Deficit
For the period from April 22, 1998 to December 31, 1998

(expressed in U.S. dollars)

                                     Cumulative            Three Months     Period ended
                                     April 22, 1998 to            ended      December 31
                                     March 31, 1999      March 31, 1999             1998
                                     (unaudited)         (unaudited)
                                                   $                  $                $
	Revenue	                                     	1,409	   	           253			         1,156
                                              ------            -------           ------
	Expenses
	Research and development (note 4)	   	       81,922	   	        38,034			        43,888
	Selling, general and administration	   	    117,376	           	61,480	      		  55,896
	Amortization                                 	3,289	            	1,621		          1,668
                                             -------            ------           -------
		   	                                       202,587	          	101,135		        101,452
                                             -------           -------           -------
  Loss for the period	                     	(201,178)         	(100,882)			     (100,296)

 	Deficit accumulated during the
   development stage-Beginning of period          ---         	(100,296) 		   				 ---
                                            --------           ---------        ---------
	Deficit accumulated during the
   development stage-End of period         	(201,178)	        	(201,178)			     (100,296)
	   		   				                               ---------          ---------        ---------
  Loss per share	   		                                           		1.03	            28.30
	Weighted average number of shares                               -------         --------
   outstanding during the period   		                          		97,711            3,544
	                                                                -------         --------

ThinWeb Software Incorporated
(A Development Stage Company)
Statement of Cash Flows
For the period from April 22, 1998 to December 31, 1998

(expressed in U.S. dollars)

                                           Cumulative     Three Months   Period Ended
                                       April 22, 1998            ended   December 31
                                    to March 31, 1999   March 31, 1999   1998
                                    (unaudited)
                                                    $                $              $
Cash provided by (used in)

	Operating activities
	Loss for the period	                       	(201,178)	      	(100,882)			   (100,296)
	Amortization	                                 	3,289	          	1,621		        1,668
	Net change in non-cash working
 capital balances related
   to operations
		 Increase in investment tax
        credits receivable	                  	(66,918)   	 			      --        (66,918)
		Increase in other current assets	          	(13,875)	   	     (8,002)			     (5,873)
		Increase in accounts payable and
        accrued liabilities                   	97,176	         	75,377	        21,799
		Increase in accrued salaries	   	            99,438	          	8,407	        91,031
                                               ------           ------         ------
		   	                                        (82,068)	       	(23,479)		     (58,589)
		   		   				                                --------         -------        -------
	Financing activities
	Proceeds from bank loan                  	   	16,966   	 			     --           16,966
	Repayments of bank loan	   	                    (794)	          	(794)			         --
	Proceeds from loan payable	   	               66,339	   	        --           66,339
	Issue of common shares	                     	251,132	         	251,132			         --
	Proceeds from shareholder loans	   	          20,628	   	        --         		20,628
		   		   				                                -------           -------       -------
		                                           	354,271	         	250,338		     103,933
		   		   				                                -------           -------       -------
	Investing activities
	Acquisition of capital assets	              	(18,609)	         	(5,878)			   (12,731)
	Acquisition of trademarks	   	                  (564)	   	 			    --            (564)
		   		   				                                -------            -------       -------
                                         		   	(19,173)	        	(5,878)   	  (13,295)
		   		   				                                --------           -------       -------
Effect of exchange rate changes in cash	          	345	            	828	         (483)
	   		   				                                 --------           -------       -------
Increase in cash during the period	           	253,375      	   	221,809       31,566

	Cash-- Beginning of period	   	 	   	             --             31,566			       --
		   		                                        -------           -------       ------
	Cash-- End of period	                        	253,375	         	253,375			    31,566
                                               -------           -------       ------


ThinWeb Software Incorporated
(A Development Stage Company)
Notes to Financial Statements
December 31, 1998
(Information as of March 31, 1999 and for the three months ended March 31, 1999 is unaudited)

1	Nature of operations and basis of presentation

	The company incorporated on April 22, 1998 and is primarily a software research and development company that has not yet commenced commercial operations. All of the company's operations are in Canada. These statements are prepared on a going-concern basis. There is substantial doubt that as to whether or not the company will be able to continue as a going concern. The ability of the company to continue as a going-concern is dependent upon it obtaining the necessary financing to commercialize and market its products and upon future profitable operations. Like other companies at this stage of development, the company is subject to numerous risks, including the uncertainty of its chosen market, its ability to develop its markets and other risks.
The company plans to raise funds through a private placement; however, there are no commitments for the private placement and there can be no assurance that the company will be successful in raising the required capital to finance operations.


2	Accounting policies

		a)	Financial statement presentation

		These financial statements have been prepared in accordance with Canadian generally accepted accounting principles.
The significant differences between these principles and those that would be applied under U.S. generally accepted accounting principles are disclosed in note 11.

		b)	Foreign currency translation

		The company's currency of measurement is Canadian dollars; however, the reporting currency is U.S. dollars. The assets and liabilities of the company are translated into U.S.
dollars at year-end exchange rates, and income and expense items are translated at rates approximating the average rates of exchange for the year. Gains and losses from the translation are excluded from the statement of operations and deficit and are accumulated in the cumulative foreign currency translation adjustment account.

		c)	Capital assets and amortization

		Amortization of the following capital assets is calculated using the declining balance method at annual rates which will amortize their cost over their estimated useful lives.
These rates are:


		 		Computer hardware                   30%
	 			Computer software                 	100%
					Office furniture and equipment     	20%


		d)	Income taxes

		The company uses the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year.
Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes.
Future income tax assets are evaluated and if realization is not considered "more likely than not", a valuation allowance is provided.

		Investment tax credits relating to scientific research and experimental development expenditures are recorded in the accounts in the fiscal period the qualifying expenditures are incurred provided there is reasonable assurance that the tax credit will be realized. Investment tax credits in connection with research and development activities are accounted for using the cost reduction method which recognizes the credits as a reduction of the cost of the related assets or expenditures.

		e)	Revenue recognition

		The company recognizes revenue at the time of delivery of its licensed software products to customers, provided collectibility of proceeds from the sale of licensed software is reasonably assured.
Currently, all sales are made from the company's web site. An electronic order form is filled out on-line by the customer; payment for the order is then received when the customer provides a credit card number;
the product is then downloaded by the customer.
The product is not returnable; therefore, no provision is required for sales returns.

		f)	Research and development

		Research costs are expensed in the period incurred. Where, in the opinion of management, the deferral criteria established by the Canadian Institute of Chartered Accountants are satisfied in all material respects, development expenditures are capitalized and amortized over the estimated earning life of the related products. To date, no development costs have been deferred.

		g)	Loss per common share

		Loss per common share is calculated using the weighted number of common shares issued and outstanding during each period. Fully diluted earnings per share are not presented as the exercise of warrants and options would be antidilutive.

		h)	Use of estimates

		The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reported period. Actual results could differ from those reported.

		i)	Financial instruments

		The fair value of the company's cash, subscriptions receivable, investment tax credits receivable, other current assets, accounts payable and accrued liabilities, accrued salaries, long-term debt, loan payable and amounts due to shareholders approximate their carrying values.


3	Restrictions on cash

	Included in cash is $235,000 held in a trust account by the company's solicitors, which requires the approval of two shareholders in order to be released. The cash is to be used to fund certain expenditures within the next year.


4	Investment tax credits receivable

	For small, closely held Canadian corporations, a credit of approximately 40% of eligible scientific research and experimental development expenditures is available, refundable in cash if no taxes are owed. For all other Canadian corporations, the credit is reduced to approximately 20% on a non-refundable basis, available only against taxes otherwise payable. Eligible scientific research and experimental development expenditures include direct current and capital costs and an allowance for overhead in the amount of 65% of specified salaries and wages.

	During 1998, investment tax credits in the amount of $63,862 have been applied to reduce research and development expenditures and $3,056 have been credited to the cost of capital assets.


5	Capital assets


                                                      March 31     December 31
                                                          1999          1998
---------------------------------------------------------------------------
                                         Accumulated
                               Cost      amortization      Net
                                 $           $             $         $

		Computer hardware            13,289        1,790         11,499    8,705
		Computer software             3,944        1,295          2,649      972
		Office furniture
        and equipment           1,371          205          1,166    1,218
                               ------        -----         ------   ------
                               18,604        3,290         15,314   10,895
                               ------        -----         ------   ------

6	Income taxes

	The company has approximately $160,000 in losses for income tax purposes, with an expiry date of 2005, which are available to reduce future taxable income. This potential benefit is offset by $53,000 in temporary differences between income for accounting purposes and income for tax purposes.
The net potential future tax benefit, calculated at the statutory rate of approximately 45%, amounts to $48,000.
This future income tax asset has been reduced to $nil through the application of a valuation allowance based on the likelihood of realization.


7	Long-term debt

                                                March 31        December 31
                                                    1999               1998
                                                       $                  $

		Business Development Bank of Canada,
authorized amount $18,900, bearing interest
at 8.7% per annum, repayable in one principal
payment of $108 and 72 principal payments of
$261, secured by personal guarantees of certain
shareholders in the amount of $4,100	              16,151	         		16,711

		Less:  Current portion		                         	2,998	          		2,957
                                                   ------            ------
					                                              13,153	        		 13,754
                                                   ------            ------

	The loan was repaid in full subsequent to March 31, 1999.


8	Capital Stock

	Authorized

	On March 31, 1999, the company increased its authorized capital by the creation of 90,000,000 common shares without nominal or par value. At March 31, 1999, the authorized capital of the company is:

	100,000,000 common shares, without nominal or par value


                                                               Ascribed
                                              Number of           Value
                                                 Shares               $

		Issued

		Issued in 1998 pursuant to share
         subscription agreements               900,000           32,669

		Subscriptions receivable                         ---          (32,668)
                                               -------          --------
  Balance--December 31, 1998                   900,000                1

  Issued in the three months ended
       March 31, 1999
       For cash                              1,447,333           73,565
       Pursuant to share subscription
          agreements                         7,027,667          462,097

   Subscriptions receivable                         --          (16,598)
                                             ---------------------------
   Balance --- March 31, 1999                9,375,000          519,065
                                             ---------          -------

	Subscriptions receivable are presented as a reduction from capital stock unless paid subsequent to the period end.
Subsequent to March 31, 1999, $267,961 in share subscriptions receivable were paid in cash.

9	Uncertainty due to the Year 2000 Issue

	The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect the company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issuer affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


10	Subsequent events

		a)	Repayment of loan payable

		Subsequent to March 31, 1999, the company repaid in full, the loan payable of $66,260 which was outstanding at March 31, 1999.
The company also paid a premium in the amount of $16,565 to the lender. The premium was agreed with the lender in April 1999 and has been accrued in the financial statements. As part of the loan repayment, the company also issued, for no cash consideration, 100,000 shares to the lender and 10,000 shares to the individual who arranged the initial loan. Both individuals deal at arm's length with the company.

		b)	Share issuances

		Subsequent to March 31, 1999, the company issued shares as follows:

                                                                     Ascribed
                                                        Number of       value
                                                           shares           $

				For cash 			                                         7,431,344	  		83,435
				Related to the repayment of loan payable			            110,000			    ---
                                                         ---------     ------
                                                       		7,541,344		  	83,435
                                                         ---------     ------
		The company appointed a new chief executive officer subsequent to March 31, 1999.  As part of the terms of the employment agreement, the chief executive officer was issued 1,181,344 common shares from treasury for no cash consideration, with 28.58% of
the shares vesting immediately, 35.71% vesting in one year
and the balance of 35.71% vesting in two years.


		c)	Corporate Re-organization

		On April 22, 1999, the company entered into a combination agreement with Warwick Acquisition Corporation ("Warwick").
This agreement was adopted by the Board of Directors of Warwick and approved by the shareholders of Warwick on May 20, 1999. Thinweb.com Inc. ("Thinweb.com"), formerly 3028184 Nova Scotia Limited, a wholly-owned subsidiary of Warwick, will acquire all of the issued and outstanding shares of the company through the issuance of 16,916,344 Class "A" exchangeable, non-voting, participating common shares without par value ("Exchangeable Shares") of Thinweb.com.
The Exchangeable Shares entitle the holder to voting rights in Warwick as if the shareholder held an equivalent number of common shares in Warwick. The Exchangeable Shares are exchangeable for shares in Warwick on a share-for-share basis without any further consideration.

		Pursuant to this agreement, 4,850,000 of the issued and outstanding shares of Warwick were redeemed and retired resulting in 150,000 common shares of Warwick being issued and outstanding.
On closing of this transaction, Warwick issued 16,916,344 common shares to be held in trust pending receipt of the Exchangeable Shares. Warwick also issued 1,500,000 preferred shares on closing of this agreement for deemed consideration of $0.0001 per share.
The holders of the preferred shares of Warwick are entitled to convert them into common shares of Warwick on a share-for-share basis any time prior to November 1, 1999, provided the holders were instrumental in arranging for the company of not less than $5,000,000. In addition, Warwick will grant a five year transferable warrant entitling the holder to acquire up to 50,000 common shares of Warwick for consideration of $1 per share.

		If all Exchangeable Shares and preferred shares are converted into shares of Warwick, the former shareholders of ThinWeb
Software Incorporated will own approximately 91% of the issued shares of Warwick.


11	Differences between Canadian and U.S. Generally
   Accepted Accounting Principles

The financial statements of the company have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which are different in certain respects from those applicable in the United States ("U.S. GAAP"), as described below.

		a)	Comprehensive income

		Under SFAS 130, "Comprehensive income", the company is required to show the change in net assets, excluding shareholder investments and distributions. The following summarizes the company's comprehensive loss:

   	                                        Three months ended    Period ended
                                            March 31, 1999        December 31
                                            (unaudited)           1998
                                            $                     $

				Loss for the period                     (100,882)             (100,296)
				Change in foreign currency
         translation adjustment                 (474)                  343
                                            ---------             --------
				Comprehensive loss                      (101,356)              (99,953)
                                            ---------              -------

		b)	Recent pronouncements

In 1998, Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities" was issued and is effective for fiscal years commencing after June 15, 1999. The company will comply with the requirements of SFAS 133 in fiscal year 2000 and does not expect the adoption of SFAS 133 will be material to the company's results of operations.

		In 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities". SOP 98-5 is effective in fiscal years beginning after December 15, 1998 with earlier adoption permitted.
SOP 98-5 requires costs of start-up activities and organization costs to be expenses as incurred. The company has complied with the requirements of SOP 98-5.